Exhibit 3.3

CERTIFICATE OF MERGER

OF

KINDRED HEALTHCARE DEVELOPMENT 2, INC.

(a Delaware corporation)

with and into

GENTIVA HEALTH SERVICES, INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251(c) of the Delaware General Corporation Law (the “DGCL”), Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), hereby certifies the following information relating to the merger of Kindred Healthcare Development 2, Inc., a Delaware corporation, with and into Gentiva (the “Merger”):

FIRST: The names and states of incorporation of the constituent corporations (the “Constituent Corporations”) to the Merger are:

Name	State of Incorporation
Kindred Healthcare Development 2, Inc.	Delaware
Gentiva Health Services, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of October 9, 2014, by and among Kindred Healthcare, Inc., Kindred Healthcare Development 2, Inc. and Gentiva (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) is Gentiva Health Services, Inc., as provided in the Certificate of Incorporation of the Surviving Corporation attached hereto as Exhibit A.

FOURTH: The Certificate of Incorporation of Gentiva, as in effect immediately prior to the Effective Time (as defined in Article FIFTH), shall be amended and restated in its entirety at the Effective Time to read as set forth on Exhibit A and as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and applicable law.

FIFTH: The Merger shall be effective upon filing of this certificate (the “Effective Time”).

SIXTH: The executed Merger Agreement is on file at 3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia, 30339, the principal place of business of the Surviving Corporation.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer on February 2, 2015.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Executive Chairman

[Certificate of Merger – Kindred Healthcare Development, Inc.]

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